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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Endocardial Solutions, Inc. for the registration of 2,572,116 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2001, except for Note 14 as to which the date is March 27, 2001, with respect to the financial statements of Endocardial Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota March 27, 2001

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CONSENT OF INDEPENDENT AUDITORS